Exhibit 16.1

June 27, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Flow International Corporation (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Flow International Corporation Form 8-K report dated June 6, 2003. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/S/    PRICEWATERHOUSECOOPERS, LLP